Exhibit 99.2

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

American Realty Capital Repays Investors $51.6 Million by Harvesting Three Note Programs and an Equity Fund

New York, NY, September 13, 2011 – American Realty Capital (“ARC” or the “Company”) announced today that it has repaid investors in full a total of $30.6 million comprising two note programs: ARC Income Properties, LLC (“ARCIP”) and ARC Income Properties III, LLC (“ARCIP III”).  These notes were repaid from proceeds raised in connection with the successful initial public offering for American Realty Capital Properties, Inc., which was completed September 7, 2011, selling 5,580,000 shares of common stock for gross proceeds of $69,750,000.  American Realty Capital Properties, Inc. (“ARCP”) trades on the NASDAQ Capital Market under the symbol “ARCP”.  In May of this year, the Company paid off at par a $13 million note program, ARC Income Properties II, LLC.  In December 2010, ARC repaid in full with a profit its investors in ARC Growth Fund, an equity investment vehicle.

“We could not be more pleased with the success of these two note programs,” stated Nicholas S. Schorsch, Chairman and CEO of American Realty Capital.  “Our investors entrusted us with their capital, and they have earned the current income together with the timely repayment of principal they expected.  We continue to build trust among our investor base.”

ARC Income Properties, LLC (“ARCIP”) was a three-year, unsecured note program paying monthly interest in excess of 9% annually from rents from a portfolio of 62 bank branches leased to Citizens Bank.  Approximately one-third of the ARCIP investors elected to participate in ARCP’s discounted share program, where they were afforded the opportunity to reinvest in ARCP common shares at a discount to the IPO price.

ARC Income Properties III, LLC (“ARCIP III”) was a three-year unsecured note program paying monthly an annualized coupon of 8.5% from rents from a newly constructed distribution facility leased to Home Depot USA, Inc.  Approximately one-third of the ARCIP III note holders elected to participate in ARCP’s discounted share program, in which these investors were afforded the opportunity to reinvest ARCP common shares at a discount to the IPO price.

“Earlier this year,” observed Mr. Schorsch, “ARC paid off a third note program, ARC Income Properties II, LLC,” a three-year unsecured vehicle distributing annually 9.0% from rents from a portfolio of 50 bank branches leased to PNC Bank.  The total outstanding balance of approximately $13 million was repaid in full in May 2011.

Investors in another ARC fund, ARC Growth Fund, LLC, have also received a complete return of capital plus a profit.  ARC Growth was a non-public real estate program formed to acquire vacant bank branches and opportunistically reposition and sell such properties. Total gross proceeds of approximately $8 million, along with debt capital, were used to acquire a portfolio of these branches.  By December 2010, investors were returned 100% of their invested capital, plus a 5% return on that capital.

“As market conditions deteriorated, we found this investment strategy became severely challenged.  We were satisfied to have been able to return capital fully, plus a modest return on that investment,” said Brian Block, Chief Financial Officer of American Realty Capital.

American Realty Capital Properties, Inc. is a newly organized Maryland corporation that intends to qualify as a Real Estate Investment Trust and is focused on owning and acquiring single tenant freestanding commercial real estate properties subject to medium-term net leases with high credit quality tenants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.